Agreement

by and between

Roots Biopack Limited
a company incorporated with limited liability in Hong Kong
with its registered office at
18/F., Metroplaza Tower II
223 Hing Fong Road, Kwai Chung, New Territory

hereinafter referred to as RBL

and

Packagegroup Moonen
a company incorporated with limited liability in Netherlands
with its registered office at
Fahrenheitstraat 11, 6003 DC Weert
Netherlands
hereinafter referred to as MOONEN

on ~~July~~ august 1, 2007 in Weert

July 26

Preamble

WHEREAS RBL is manufacturing biodegradable food container and packaging products ("the PRODUCTS").

WHEREAS MOONEN desires to obtain the sole sales distributorship in the TERRITORY under the name ROOTS BIOPACK EUROPE ("RBE") to be the solely authorized representative in the TERRITORY for the PRODUCTS.

WHEREAS RBL will distribute directly into the TERRITORY through MOONEN and try her best effort to prevent other distributors outside the TERRITORY to sell within the TERRITORY.

WHEREAS RBL desires to grant MOONEN to be the sole authorized representative in the TERRITORY to exclusively handle all sales enquiries in the TERRITORY. RBL will channel all current and future sales and enquiries to MOONEN within the TERRITORY.

WHEREAS both the Parties have agreed to set up the MOLD OWNERSHIP scheme, where MOONEN shall own her exclusive set of molds ("the MOLDS") for manufacturing the PRODUCTS. These MOLDS are exclusive in terms of the unique product design. RBL shall make the MOLDS on behalf of MOONEN whilst MOONEN shall be responsible for all costs related to making the MOLDS. RBL shall deliver the PRODUCTS made by the MOLDS of MOONEN only within the TERRITORY.

WHEREAS MOONEN shall primarily distribute the PRODUCTS within the TERRITORY, however there is no restriction for MOONEN to ship or deliver the PRODUCTS, which are made by her exclusive molds, to regions outside the TERRITORY.

WHEREAS MOONEN declares that it has the necessary organization and strength to efficiently promote the sales of the PRODUCTS in the TERRITORY.

WHEREAS the Parties have agreed to formalize their cooperation in this Agreement.

WHEREAS MOONEN shall periodically discuss openly the market situation in the TERRITORY and keep RBL updated on projects in the TERRITORY.

WHEREAS MOONEN shall inform RBL on marketing and promotional efforts in order to ensure that marketing investments are well spent.

NOW THEREFORE the Parties in recognition of the foregoing and in consideration of the mutual undertakings contained in this Agreement, agree as follows.

Article 1

Definitions

Whenever used in this Agreement the following terms shall have exclusively the following

respective meanings set forth below:

1.1 PRODUCTS shall mean the biodegradable Food container and packaging products of RBL.

1.2 TRADEMARK(S) shall mean the trademark(s) as listed in Annex 1.

1.3 ROOTS BIOPACK EUROPE shall mean the trading name that MOONEN shall use to represent RBL to distribute the PRODUCTS in the TERRITORY and shall exclusively handle all related sales enquires within the TERRITORY.

1.4 TERRITORY shall mean Netherlands, Luxemburg, Belgium, the United Kingdom, Germany, Sweden, France, Spain, Italy, Finland, Denmark, Portugal, Austria, Czech Republic, Poland, Switzerland, Norway, Denmark, Slovakia, Croatia, Turkey, Romania, Ukraine, Ireland, Iceland, Latvia, Lithuania and Hungary.

1.5 REGISTRATION shall mean all registrations and approvals by the competent national authorities, which are necessary for the lawful marketing and sale of the PRODUCTS in the TERRITORY.

1.6 CONTRACT PERIOD shall be the period starting from the date of signing this Agreement, as the case may be, and ending 36 months thereafter.

Article 2

MOONEN's Rights and Exclusivity

2.1 Subject to the terms and conditions set forth in this Agreement, RBL hereby grants MOONEN the exclusive right to market, distribute and sell the PRODUCTS in the TERRITORY. However, RBL shall notify all its relevant agents, clients and/or distributors who are dealing outside the TERRITORY that MOONEN has been appointed as the sole and exclusive agent of RBL to distribute and sell the PRODUCTS in the TERRITORY.

2.2 MOONEN is the sole and exclusive distributor of RBL to sell PRODUCTS in the TERRITORY. In order to entitle this sole distribution rights, MOONEN shall try her best to achieve a minimum sales turnover of US$ 5,000,000.00 (United States Dollars Five Million) per annum for the first twelve months of this co-operation, (commencing from 2008) with a progressive growth of minimum 50% in dollar amount per annum.

2.3 RBL hereby undertakes to notify all relevant agents and clients who are dealing with the PRODUCTS outside the TERRITORY that MOONEN has been appointed as the sole and exclusive agent to distribute and sell the PRODUCTS in the TERRITORY.

2.4 During the CONTRACT PERIOD of this Agreement, RBL hereby undertakes not to

further develop new customers in the TERRITORY without the consent of MOONEN.

2.5 RBL shall take all necessary actions to use her best endeavor to ensure that the PRODUCTS will be marketed, distributed and sold solely through MOONEN in the TERRITORY. Should any party, including RBL or MOONEN, find that the PRODUCTS are marketed, distributed and / or sold in the TERRITORY through sources outside the TERRITORY, RBL shall use her best effort to locate such sources and shall demand such sources to stop shipment of the PRODUCTS to the TERRITORY. RBL shall keep MOONEN fully informed of all actions taken in relation thereto. Besides, RBL shall try her best to immediately stop supplying to such sources if they fail to comply with such demand immediately.

2.6 RBL shall not sell the PRODUCTS to the TERRITORY directly, including the PRODUCTS with TRADEMARK or without TRADEMARK

2.7 MOONEN shall sell the PRODUCTS under the name ROOTS BIOPACK EUROPE for her own account and at her own risk. MOONEN nor her employees, sub-dealers, agents or any third party taking over or carrying out any of MOONEN's agents or any third party taking over or carrying out any MOONEN's obligations under this Agreement shall under any circumstances be considered as employees, sub-dealers or agents of RBL. MOONEN shall have no authority to bind RBL in any way or contract in the name of RBL

2.8 MOONEN undertakes regarding the PRODUCTS to procure them exclusively from RBL as far as RBL is able to meet the demand.

2.9 MOONEN shall immediately convey to RBL any enquiries received from outside the TERRITORY except as otherwise agreed between the Parties in writing. MOONEN has no right to any compensation regarding sales resulting from such enquiries.

2.10 RBL shall immediately submit, if applicable, to MOONEN direct matters received from the TERRITORY, including current enquiries, existing orders prior to the signing of this Agreement and a list of customer details of the TERRITORY. RBL should inform her current customers within 2 weeks upon the signing of this agreement that MOONEN has been appointed as the sole distributor for the TERRITORY. MOONEN will visit the aforesaid customers afterwards.

2.11 MOONEN has the right to appoint sub-dealers or agents within the TERRITORY but MOONEN shall in such case obtain RBL's prior written consent. MOONEN shall be liable towards RBL for the acts and omission of the sub-dealers or agents so appointed in the same manner as for her own. Any compensation as many be foreseen by law or otherwise for such sub-dealers or agents during, on or after termination of such an agreement shall be exclusively for the account of MOONEN.

Article 3

REGISTRATION of the PRODUCTS

3.1 MOONEN shall be responsible to promptly inform RBL of those PRODUCTS, which for the lawful marketing and sale requires REGISTRATION in the TERRITORY. MOONEN shall advise RBL in writing of the regulatory requirements, which must be met to obtain the REGISTRATION, and of the requisite information and documentation therefore as well as of such information and documentation, which would be helpful to obtain the said REGISTRATION as soon as possible.

3.2 Upon the consent from RBL, MOONEN shall apply for Registration in the name of RBL and where this is not possible the application will be filed in the name of ROOTS BIOPACK EUROPE. MOONEN shall confirm that Registration in the name of ROOTS BIOPACK EUROPE or any rights which may accrue to MOONEN in carrying out activities as per this Agreement will automatically be transferred to RBL or any designee nominated by RBL latest on the expiration or termination of this Agreement.

3.3 RBL will furnish any information and assistance required for the REGISTRATION and any data required for the authorities for REGISTRATION and will supply MOONEN complete files, for registration as soon as possible; any costs for translations will be borne by MOONEN. Translations carried out or arranged by MOONEN shall be MOONEN's own responsibility.

3.4 MOONEN shall use her best endeavors to obtain the Registration and thereafter to maintain the same during the continuance of this Agreement as required by law. In doing so, MOONEN will act in a competent and professional manner using all due diligence.

3.5 MOONEN shall supply to the registration authorities all available documentation with a view to obtaining the Registration of the PRODUCTS and for no other purpose whatsoever. It is understood that the composition and the specifications of the PRODUCTS represent valuable proprietary knowledge of RBL, which shall not be disclosed by MOONEN, except if necessary and for the sole purpose of obtaining the Registration.

3.6 Upon the written consent from RBL, all fees necessary to obtain the Registration of the Product and all direct costs and expenses incurred in connection with obtaining and maintaining the Registration shall be borne by RBL. MOONEN shall periodically and in advance inform RBL of the anticipated costs.

Upon the written consent from RBL, the costs or expenses (to be) incurred in connection with any clinical trial or other work required for obtaining the Registration of the PRODUCTS shall be borne by RBL or reimbursed by RBL to MOONEN. No costs will however be borne or reimbursed without RBL first having approved any such cost and/or expense in writing and then only up to such approved budget.

3.7 MOONEN shall keep RBL at all times informed of the status of and the progressing of the prosecution of the Registration and MOONEN shall send to RBL copies of all correspondence and documents (including English translations) exchanged with any authorities in the TERRITORY.

3.8 Prior to filing any documentation relating to the PRODUCTS with any authorities MOONEN shall submit one copy thereof to RBL for approval in writing. The approval by RBL of such documentation does however not limit the responsibility of MOONEN under Art. 3.1 in any way. Upon obtaining any REGISTRATION relating to the PRODUCTS, MOONEN shall make available a full copy thereof to RBL.

3.9 All PRODUCTS have approvals for FDA regulations and certification of EN13432 / Din 54900 from Germany, except if agreed between parties in writing per PRODUCT otherwise.

Article 4

Sales of PRODUCTS, Publicity

4.1 MOONEN shall use her best endeavors to sell PRODUCTS within the TERRITORY. RBL shall produce available materials to support MOONEN, including presentation material, samples, catalogs, PRODUCTS specifications, etc.

4.2 MOONEN shall give RBL sufficient notice and place orders of volumes in container quantities.

4.3 MOONEN shall submit to RBL on a regular basis market reports regarding PRODUCTS, competitor information (product types, product prices etc.) and possible new official regulations in the TERRITORY.

RBL shall provide to MOONEN on a regular basis publicity activities reports regarding PRODUCTS, competitor information (product types, product prices, etc.) and known possible new official regulations in the TERRITORY.

RBL shall observe and comply with all national and supra-national laws, rules and regulations applicable to the manufacturing and packaging of the PRODUCTS. Should any change of regulations, which is likely to affect the manufacturing and packaging of the PRODUCTS, come to the knowledge of any Party, such Party shall forthwith inform the other Party accordingly in writing.

Articles 5

Stock

5.1 In order to be able to quickly fulfill customer's needs, MOONEN shall maintain a stock of PRODUCTS, the extent of which shall be agreed by the Parties hereunder. MOONEN shall be responsible to have during the continuance of this Agreement suitable infrastructure available.

5.2 RBL shall supply PRODUCTS to MOONEN in the TERRITORY on FOB China basis or otherwise be agreed between each other.

5.3 MOONEN will handle all orders from the TERRITORY to RBL through the office of Packagegroup Moonen BV at Fahrenheitstraat11, 6003 DC in Weert, Netherlands as well as shipment instruction for the markets if shipped direct from RBL. RBL will issue invoice to MOONEN for PRODUCTS shipped to the TERRITORY when shipping direct from RBL to MOONEN's customers in the TERRITORY.

Article 6

Prices, Terms of delivery

6.1 RBL will deliver PRODUCTS to MOONEN based on FOB China prices as requested or otherwise.

6.2 MOONEN shall be free to fix her own sales prices. However, the prices shall be fixed in such way to reach optimum sales.

6.3 Payments by MOONEN shall be effected in US Dollars via Standby Letter of Credit.

6.4 MOONEN shall provide RBL with forwarding instructions with each order. Failure to provide such instructions will authorize RBL to carry out the dispatch in its own name without responsibility regarding cost or time of transportation.

6.5 Promptly upon receipt of any shipment of any PRODUCTS at the MOONEN's warehouse, which shall in no case be later than 14 days from the date of arrival of the shipment at the unloading port, MOONEN shall diligently inspect the shipment as to any damages or missing quantities.

6.6 In the event that any shipment of PRODUCTS or any merchandise supplied by RBL are missing or damaged due to inferior packing, such missing or damaged quantity must be reported to RBL in writing within 14 (fourteen) working days from the date of arrival at the warehouse together with reasonable evidence of such damage or missing quantity, RBL shall, if it accepts the same, use its best efforts to replace such PRODUCTS affected, always provided that RBL is responsible for the damage and/or short shipment.

Article 7

Non-Competition, Confidentiality

7.1 MOONEN shall not add to her sales program any PRODUCTS using from molded fibers from sugarcane dregs without RBL's prior written consent.

7.2 MOONEN shall keep strictly confidential the specifications and any other confidential information, know-how and/or data relating to the PRODUCTS or relating to this Agreement (collectively hereinafter referred to as the "Information") received or obtained from or on behalf of RBL whether received prior or subsequently to the making of this Agreement. MOONEN shall not without the prior written consent of RBL make such Information or any part thereof available to any third party(ies), except if and to the extent stated in this Agreement and then only under similar obligations of secrecy or, if required by law or statute, to such competent governmental agencies to which it will be essential to receive such Information for Registration and in view of attaining the objectives of this Agreement. MOONEN shall use the Information only for the purposes of this Agreement and the cooperation between the Parties hereto. Any further use shall only be permitted based on the agreement of RBL. By the signature of this Agreement and the transfer of Information MOONEN does acquire any right whatsoever to be granted a license with respect to any patents, trademarks, designs, know-how, copyrights or trade secrets or any other property rights of RBL, which are not being specified herein or in any common document.

7.3 The Information shall only be made available to such employees of MOONEN who need to know the same in the performance of their work and who shall be subject to similar obligations of secrecy in writing.

7.4 The secrecy obligations as per this Article shall go on until the Information has become public knowledge without the fault of MOONEN.

Article 8

Trademarks, Copyright

8.1 MOONEN shall support and not object to any trademark applications of RBL.

MOONEN recognizes the exclusive rights of RBL regarding the Trademarks and that the use thereof shall always be on behalf and for the benefit of RBL. Any trademark rights, which may accrue, to MOONEN shall be assigned to RBL forthwith.

8.2 MOONEN shall not adopt during the term of this Agreement or thereafter, any work or symbol which is similar to the Trademarks or any part thereof or to the names "RBL" and "RBE". After expiration of this Agreement, MOONEN shall stop the use of the Trademarks and the names "RBL" and "RBE" forthwith.

8.3 RBL shall grant Moonen the use of the company name ROOTS BIOPACK EUROPE for the duration of this Agreement.

8.4 RBL will hold MOONEN harmless from any alleged infringement of their party rights by using the Trademarks. In case of infringement, RBL has the right to introduce a new trademark and MOONEN shall not therefore have any claim for damages against RBL.

8.5 MOONEN shall immediately notify RBL of any infringement claim received from their parties concerning the PRODUCTS and of any infringement of the Trademarks and/or other intellectual property rights of RBL by third parties within the TERRITORY. MOONEN will follow RBL's instructions and assist RBL at no charge to defend such cases. Legal costs and disbursements shall be borne by RBL. This is without prejudice to the liberty of RBL to follow-up such claim or not.

8.6 RBL is the sole owner of the copyright regarding pamphlets and other written documentation which shall be handed over to MOONEN, in particular also the marketing know-how. MOONEN recognizes the exclusive rights of RBL and undertakes not to use such information for any other purpose than described in this Agreement.

Article 9

Warranty and Disclaimer, Liability Insurance

9.1 RBL hereby warrants to MOONEN that the PRODUCTS delivered under this Agreement shall be of good quality but RBL's obligation shall in no event exceed her obligation to replace any defective PRODUCTS or other merchandise and this is expressly in lieu of all other warranties express or implied.

9.2 RBL shall not be responsible for any damages, claims or losses which MOONEN or any Third Party(ies) may suffer by reason of any act(s) or omission(s) on the part of MOONEN or attributable to MOONEN or on the part of any Third Party having taken over any obligation of MOONEN or acting as MOONEN's agent. MOONEN shall fully indemnify RBL for all damages, claims or losses suffered or incurred by RBL by reason of acts or omissions of MOONEN.

9.3 MOONEN shall have no claim against RBL for the unauthorized use by third parties of the Trademarks or other intellectual property rights of RBL.

9.4 Any and all sales contracts and other liabilities entered into by MOONEN relating to the sale and delivery of PRODUCTS are MOONEN's own and whole responsibility. Except as otherwise provided in this Agreement, MOONEN shall save and hold RBL harmless from any injury, loss, claim or damage to any other person, firm, corporation, partnership or other entity arising out of or in any way related to MOONEN's sale and delivery of PRODUCTS except if claims arise

from problems caused by RBL.

9.5 Except as otherwise mentioned in this Agreement RBL gives no other warranty, express or implied, of merchantability, capacity or fitness for a particular purpose or other express or implied warranty with respect to the PRODUCTS. No oral or written representation by or on behalf of RBL shall be interpreted to contain any such warranty. Nor shall RBL be liable for special or indirect, incidental or consequential damages such as loss of business operation or profits arising out of or in any way related to this Agreement or the use or handling of the PRODUCTS. There shall be no variation or exception from any warranty hereunder unless in writing and signed by RBL's authorized representative. This is in lieu of all other remedies.

Article 10

Term, Expiration and Termination

10.1 This Agreement comes into force after the signatures by both Parties. This Agreement replaces all previous agreements and contracts between the Parties and shall continue in full force for a period of 36 (Thirty-six) months. Thereafter terminated by either Party giving the other Party at least 6 (six) months notice. In case this Agreement is not terminated by either party it will automatically be extended once for another 36 (Thirty-six) month.

10.2 MOONEN will continue her sales efforts until the expiration of this Agreement. However, MOONEN will reduce the stocks as much as reasonable while approaching the date of expiration of this Agreement. In consultation with RBL, MOONEN may continue her sales efforts for one month after termination of this Agreement to finalize pending negotiations. Still pending supply obligations resulting either from such negotiations or from pending orders have to be fulfilled within 3 (three) months from the date of terminating this Agreement.

10.3 Both the Parties hereto reserve the right of early termination in case of breach of contract. The Party in default shall be given a three months period to fulfill her obligations hereunder and, if after such period it is still in breach of contract, the other Party shall have the right to cancel this Agreement forthwith, without prejudice to any obligations or liabilities of either Party already accrued prior to such termination.

10.4 Notwithstanding the above RBL shall have the right to terminate this Agreement forthwith if MOONEN (a) infringes her obligations as per Article 3.5 or 7 and/or (b) unduly limits her activities or her sales organization and/or (c) merge with a third party or otherwise change control in a manner detrimental to RBL, e.g. in case of a takeover by or a merger with a competitor of RBL.

10.5 This Agreement and MOONEN's appointment hereunder shall terminate automatically and without further action by either Party if MOONEN or RBL shall

become insolvent or shall make an assignment for the benefit of creditors or become involved in receivership, bankruptcy or other insolvency or debtor relief proceedings, or any similar proceedings, or in proceedings, voluntary or forced, whereby MOONEN or RBL is limited in the free and unrestrained exercise of its own judgment as to the carrying out of the terms of this Agreement.

10.6 MOONEN shall return to RBL forthwith at her address first above written or to RBL's designee all documents, papers, data and dossiers relating to the PRODUCTS.

10.7 Neither Party shall be entitled to make any claim against the other for compensation, indemnity or penalty or otherwise on account of expiration or ordinary termination of this Agreement. The foregoing shall not, however, prejudice the right of either Party to recover damages from the other for any other reason.

Article 11

Final Provisions

11.1 Entire Agreement
This Agreement supersedes all prior agreements and understandings made by either Party or between the Parties. It constitutes the entire Agreement of the Parties and no modifications of the Terms of this Agreement shall be effective unless in writing and signed by the Party against whom enforcement of the modification is sought.

11.2 Assignment
MOONEN shall not assign this Agreement to any third party without the written prior consent of RBL.

11.3 Severability
Should any of the provisions, terms or conditions of this Agreement become or be held invalid or unenforceable in the light of any laws, governmental actions or regulations, then such invalidity or unenforceability shall not affect any of the other provisions, terms or conditions of this Agreement. In such event, the Parties hereto shall discuss to replace such invalid or unenforceable provisions, terms or conditions by valid ones, which shall be in sense and essence as close as possible to the invalid or unenforceable one or ones.

11.4 Force Majeure
Any delays in or failure of performance of either Party hereto shall not constitute default hereunder or give rise to any claim for damages if and to the extent such delay or failure of performance is caused by force majeure. Any obligation to pay money is never excused by force majeure.

11.5 Waiver
The failure of either Party to insist upon strict adherence to any term of this

Agreement or to enforce any term of this Agreement on any one or more occasions shall not constitute a waiver of such term on any other occasion or a right to enforce each and every term of this Agreement. Any waiver must be in writing.

Article 12

Annexes

The following Annexes shall be an integral part of agreement.

Annex 1: TRADEMARK

Article 13

Applicable Law and jurisdiction

13.1 Agreement shall, in all respects, be exclusively subject to the laws of Hong Kong.

13.2 The Parties hereto express that any dispute arising out of or in connection with this Agreement shall be submitted to the exclusive jurisdiction of the Courts at the Courts at the domicile of the defendant.

13.3 Either party may instead of instituting legal proceedings in the courts by referring any dispute between the parties for arbitration.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representative on the day and year first written above.

RBL	MOONEN
SIGNED BY Gerald Lau	SIGNED by Gé (G.P.L.) Moonen
Its director, duly authorized by the board	Its director, duly authorized by the board
For and on behalf of RBL in the presence of: -	For and on behalf of MOONEN in the presence of: -

Annex 1

RBL TRADEMARKS

ROOTS Biodegradable Container